Exhibit 10.21

EXECUTIVE EMPLOYMENT AGREEMENT
This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of March 15, 2021 (the “Effective Date”), by Accel Entertainment, Inc., a Delaware corporation (the “Company”), and Mark Phelan (“Executive”) and amends and restates the employment agreement entered into by and between the Company and Executive dated as of February 7, 2017 (the “Prior Agreement”).
WHEREAS, the Company desires to continue to employ Executive as the Company’s Chief Revenue Officer and the General Manager of Bulldog Gaming LLC, and Executive desires to continue to serve in such capacity, pursuant to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1    “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.
1.2    “Board” means the Board of Directors of the Company.
1.3    “Cause” means (a) Executive’s material breach of this Agreement or any other written agreement between Executive and the Company or an Affiliate or Executive’s breach of any policy or code of conduct established by the Company or an Affiliate and applicable to Executive; (b) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of Executive; (c) commission by Executive of, or conviction or indictment of Executive for, or plea of nolo contendere by Executive to, any felony (or state law equivalent) or any crime involving moral turpitude; (d) commission of any action that could cause Executive or the Company to be in violation of the Illinois Video Gaming Act or rules established by the Illinois Gaming Board, or that could cause the revocation or loss of any other material gaming license; or (e) Executive’s willful failure or refusal, other than due to Disability, to perform Executive’s obligations pursuant to this Agreement or any other written agreement with the Company or an Affiliate, as applicable, or to follow any lawful directive from the Company or any Affiliate, as determined by the Company; provided, however, that if Executive’s actions or omissions as set forth in clause (e) are of such a nature that the Company determines they are curable by Executive, such actions or omissions must remain uncured 30 days after the Company has provided Executive written notice of the obligation to cure such actions or omissions.
1.4    “COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.
1.5    “Code” means the Internal Revenue Code of 1986, as amended.
1.6    “Covered Termination” means (a) the termination of Executive’s employment by the Company without Cause, or (b) Executive’s termination of employment with the Company for Good

Reason. A Covered Termination will not include a termination of Executive’s employment by reason of Executive’s death or Disability, the termination of Executive’s employment for Cause or Executive’s termination of his employment without Good Reason.
1.7    “Disability” means a physical or mental sickness or any injury which renders Executive incapable of performing the services required of him as an Executive of the Company and which does or may be expected to continue for more than six months during any 12-month period. In the event Executive shall be able to perform his usual and customary duties on behalf of the Company following a period of disability, and does so perform such duties or such other duties as are prescribed by the Board for a period of three continuous months, any subsequent period of disability shall be regarded as a new period of disability for purposes of this Agreement. The Company and Executive shall determine the existence of a Disability and the date upon which it occurred. In the event of a dispute regarding whether or when a Disability occurred, the matter shall be referred to a medical doctor selected by the Company and Executive. In the event of their failure to agree upon such a medical doctor, the Company and Executive shall each select a medical doctor who together shall select a third medical doctor who shall make the determination. Such determination shall be conclusive and binding upon the parties hereto.
1.8    “Good Reason” means Executive’s resignation within 90 days after any of the following events, unless Executive consents to the applicable event: (a) a material decrease in Executive’s base salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company; (b) a material decrease in (i) Executive’s then-current title or position, or (ii) authority or areas of responsibility as are commensurate with Executive’s then-current title or position; (c) a relocation of Executive’s principal work location to a location more than 50 miles from Executive’s then-current principal location of employment; or (d) a material breach by the Company or any Affiliate of this Agreement or any material agreement between Executive and the Company or any Affiliate. Notwithstanding the foregoing, any assertion by Executive of a termination for Good Reason will not be effective unless and until Executive has: (A) provided the Company or any Affiliate, within 60 days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such Good Reason event; and (B) provided the Company or any Affiliate with an opportunity to cure the same within 30 days after the receipt of such notice. For the avoidance of doubt, Executive’s relocation to Georgia shall not constitute an event giving rise to Good Reason.
1.9     “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.
ARTICLE II
EMPLOYMENT BY THE COMPANY
2.1     Position and Duties. Subject to the terms set forth herein, Executive will be employed as the Company’s Chief Revenue Officer and the General Manager of Bulldog Gaming LLC and will report to the Company’s Chief Executive Officer. Executive will perform such services as are consistent with such position and such other duties as are assigned to Executive by the Company’s Chief Executive Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.
2.2    Employment Policies. Executive’s employment relationship with the Company will also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this

Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control.
2.3    Term. The term of Executive’s employment hereunder shall commence as of the Effective Date and shall end on December 31, 2024; provided that such term shall earlier terminate upon a termination of Executive’s employment as set forth in Section 4.1. Executive acknowledges and agrees that there is no assurance that this Agreement will be renewed or extended beyond December 31, 2024, and neither Executive nor the Company has any obligation to renew or extend this Agreement or any right to require any such renewal or extension, and a failure to renew or extend this Agreement shall not entitle Executive or the Company to any additional compensation.
ARTICLE III
COMPENSATION
3.1    Base Salary. As of the Effective Date, Executive will receive for services to be rendered hereunder an annual base salary of $300,000, payable in accordance with the Company’s standard payroll practices. Executive’s base salary will be subject to review from time to time in the sole discretion of the Board.
3.2    2020 Annual Bonus. Executive will be eligible to receive an annual performance bonus in respect of calendar year 2020, in an amount to be determined in the Board’s sole discretion (the “2020 Annual Bonus”), which will be payable as soon as practicable following the end of the calendar year 2020, subject to Executive’s continued employment on the payment date.
3.3    Long-Term Incentive Plan. Executive will be eligible to participate in the Company’s Bulldog Gaming Long Term Incentive Plan, a form of which is attached as Exhibit A hereto.
3.4    Company Benefits. Executive will be eligible to continue to participate in the employee benefit plans and arrangements established by the Company (“Employee Benefit Plans”), including a company phone to use in the furtherance of Executive’s duties to the Company, each in accordance with the terms and conditions of such plans as in effect from time to time. Executive will be eligible to accrue up to twenty-five days of paid time off (“PTO”) per calendar year, at a rate of 0.9615 days per pay period. PTO will be used no more than one week at a time unless otherwise approved by the Company’s Chief Executive Officer, and no more than forty hours of PTO may rollover from any calendar year to the next. The Company reserves the right to amend or terminate any Employee Benefit Plan at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable laws.
3.5    Expenses. The Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the Company’s business, provided that the expenses are properly documented and accounted for in accordance with the Company’s policies as may be in effect from time to time.
ARTICLE IV
TERMINATION
4.1     Termination of Employment. Executive’s employment with the Company hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances: (a) the Company may terminate Executive’s employment with or without Cause at any time; (b) Executive may resign for Good Reason or without Good Reason at any time; and (c) Executive’s employment shall terminate automatically upon Executive’s death or, subject to a determination by the Board, upon Executive’s Disability. Any termination of Executive’s employment by the Company or by Executive under this Article IV (other than in the case of Executive’s death) shall be communicated by a written notice to the other party hereto and shall be effective on the date on which such notice is given unless otherwise indicated (and subject to the notice and cure periods required in the event a termination for Cause or a resignation for Good Reason).
4.2    Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates. Notwithstanding the foregoing, in the event that Executive continues to provide services to the Company as a consultant or member of the Board following Executive’s termination of employment, Executive may continue to serve in such offices and directorships as then mutually agreed upon between Executive and the Company.
ARTICLE V
SEVERANCE PAYMENTS AND BENEFITS
5.1    General. Upon a termination of Executive’s employment for any reason, Executive (or his estate) shall be entitled to receive Executive’s accrued but unpaid base salary or wages, accrued vacation pay, unreimbursed business expenses for which proper documentation is provided, and other vested amounts and benefits earned by (but not yet paid to) or owed to Executive under any applicable Employee Benefit Plan of the Company through and including the date of termination of Executive’s employment (the “Accrued Benefits”).
5.2    Covered Termination. If Executive experiences a Covered Termination, Executive will be entitled to receive Executive’s Accrued Benefits and, subject to the requirements of Section 5.3, will be entitled to receive the following payments and benefits:
(a)     Cash Severance. Executive will be entitled to receive an amount equal to the sum of (i) the aggregate base salary and (ii) the 2020 Annual Bonus payment, if any, received by Executive during the 12-month period ending on the date of the Covered Termination, payable over a 12-month period in substantially equal installments in accordance with the Company’s normal payroll policies, less applicable withholdings, with such installments to commence in the first payroll period immediately following the date the Release (as defined below) becomes effective and non-revocable (so long as such Release becomes effective on or before the 60th day following the date of such Covered Termination).
(b)     Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company will directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earliest to occur of (i) the 12-month anniversary of the Covered Termination and (ii) the first date on which Executive and Executive’s covered dependents become eligible for substantially comparable healthcare coverage under another employer’s plans; provided that as soon as administratively practicable following the date the Release effective and non-revocable (so long as such Release becomes effective on or before the 60th day following date of such Covered Termination), the Company will pay to Executive a cash lump-sum payment equal to the monthly premiums that would have been paid on behalf of Executive had such payments commenced on the date of the Covered Termination. Notwithstanding the foregoing, the Company may elect at any time that, in lieu of paying or reimbursing such premiums, the Company will instead provide Executive with a monthly or lump sum cash payment equal to the amount the Company would have otherwise paid pursuant to this Section 5.2(b), less applicable tax withholdings.
5.3     Release. Executive will not be eligible for the severance payment and benefits described in Section 5.2 unless (i) Executive has executed and delivered to the Company a general release of all claims that Executive may have against the Company (or its successor) or Persons affiliated with the Company (or its successor) in a form acceptable to the Company (the “Release”), and such Release becomes effective on or before the 60th day following date of the Covered Termination and (ii) Executive has not revoked or breached the provisions of such Release or breached the provisions of Section 6. In the event that Executive does not execute such deliver such Release, such Release does not become effective and irrevocable within such period or Executive revokes or breaches the provisions of such Release or breaches the provisions of Article VI, he (A) will be deemed to have voluntarily resigned his employment hereunder without Good Reason and (B) will not be entitled to the payments or benefits described in Section 5.2.
5.4     Section 280G; Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution to Executive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will either be delivered in full or delivered as to such lesser extent as would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, after taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the date prior to the effective date of the applicable change in control, or such other Person as determined in good faith by the Company, will perform the foregoing calculations and the Company will bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. Any good faith determinations of the accounting firm made pursuant to this Section 5.4 will be final, binding and conclusive upon all parties. Any reduction in payments and/or benefits pursuant to the foregoing will occur in the following order (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards other than stock options, if any; (iii) cancellation of accelerated vesting of stock options, and (iv) reduction of other benefits payable to Executive.
ARTICLE VI
COVENANTS
6.1    Outside Activities; Conflict of Interest. During Executive’s term of employment, Executive will not engage in any other employment, occupation or business enterprise without the prior written consent of the Board; provided that it is understood that Executive may serve as a member of the board of directors of one for-profit company, with the prior written consent of the Board. Notwithstanding the foregoing, Executive may engage in civil and not-for-profit activities, and/or maintain passive investments, in each case so long as such activities do not materially interfere or conflict with the performance of Executive’s duties or the Company’s gaming licenses, as determined in the sole discretion of the Board.
6.2    Non-Competition. During the term of Executive’s employment by the Company and for a period of one-year following Executive’s termination of service for any reason, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other Person known by Executive to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that Executive may own, as a passive investor, securities of any competitor corporation, so long as Executive’s direct holdings in any such corporation do not in the aggregate constitute more than 1% of the voting stock of such corporation.
6.3    Non-Solicitation. During the term of Executive’s employment and for a period of one-year following Executive’s termination of employment for any reason, Executive shall not (a) solicit, divert or take away any of the Company’s customers, suppliers or accounts; or (b) divert, take away, hire, solicit or seek to induce employment of any person who is then an employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall not on its own result in a breach of this Section 6.3.

6.4    Confidential and Proprietary Information. Except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder, Executive shall, during the term of his employment and following his termination of service for any reason, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Executive’s obligation to maintain and not use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other Person, any Proprietary Information after Executive’s termination of service will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. For the avoidance of doubt, nothing in this Agreement will be construed to prohibit Executive from filing a charge or complaint, participating or cooperating with, or receiving an award for any information provided to any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, or any other federal, state or local government agency or commission.
6.5    Work Product. Executive acknowledges and agrees that any copyrightable works prepared by Executive within the scope of his employment will be “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Executive further agrees that all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, confidential information and trade secrets (“Inventions”) made, created, conceived or first reduced to practice during the period of Executive’s employment, whether or not in the course of Executive’s employment, and whether or not patentable, copyrightable or protectable as trade secrets, and that (a) are developed using equipment, supplies, facilities or trade secrets of the Company; (b) result from work performed by Executive for the Company; or (iii) relate to the Company’s business or actual or demonstrably anticipated research or development (the “Assigned Inventions”), will be the sole and exclusive property of the Company. Executive shall execute any and all documents and shall provide such assistance necessary either to evidence or register the assignment of these rights.
6.6    Cooperation. Executive agrees to reasonably cooperate with the Company during the term of his employment hereunder and thereafter, at the Company’s sole expense relating to any travel or other out-of-pocket expenses incurred, in connection with any governmental, regulatory, commercial, private or other investigations, arbitrations, litigations or similar matters that may arise during the term of his employment hereunder, or in any way relate to events that occurred during term of his employment hereunder, until such investigations, arbitrations, litigations or similar matters are completely resolved.
ARTICLE VII
GENERAL PROVISIONS
7.1    Indemnification. The Company shall indemnify and hold harmless Executive, to the maximum extent permitted by applicable law, against all costs, charges, expenses, claims and judgments incurred or sustained by Executive in connection with any action, suit or proceeding to which Executive may be made a party by reason of being, or agreeing to be, an officer, director or employee of the Company or any subsidiary or affiliate of the Company. The Company shall provide directors and officers insurance for Executive in reasonable amounts. The Board shall determine, in its sole discretion, the availability of insurance upon reasonable terms and the amount of such insurance coverage.
7.2    Tax Matters.
(a)    Section 409A. It is intended that any right to receive installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments for purposes of Section 409A of the Code. It is further intended that all payments and benefits hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”) and are otherwise exempt from or comply with Section 409A of the Code. Accordingly, to the maximum extent permitted, this Agreement will be interpreted in accordance with such intent. To the extent necessary to comply with Section 409A of the Code, if the designated payment period for any payment under this Agreement begins in one taxable year and ends in the next taxable year, the payment will commence or otherwise be made in the later taxable year. For purposes of Section 409A of the Code, if the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s separation from service, then to the extent delayed commencement of any portion of the payments or benefits to which Executive is entitled pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion will not be provided until the earlier (i) the expiration of the six-month period measured from Executive’s separation from service or (ii) the date of Executive’s death. As soon as administratively practicable following the expiration of the applicable Section 409A(2)(B)(i) period, all payments deferred pursuant to the preceding sentence will be paid in a lump-sum to Executive and any remaining payments due pursuant to this Agreement will be paid as otherwise provided herein.
(b)    Expense Reimbursement. To the extent that any reimbursements payable to Executive pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursement will be paid to Executive no later than December 31st of the year following the year in which such expense was incurred. The amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(c)    Withholding. All amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.
7.3    At-Will Employment. Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate Executive’s employment or service at any time for any or no reason, with or without cause.
7.4    Compensation Recoupment. All amounts payable to Executive pursuant to this Agreement shall be subject to recoupment pursuant to any compensation recoupment policy that is applicable generally to executive officers of the Company and in effect from time to time.
7.5    Notice. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll.
7.6    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid or unenforceable provisions had never been contained herein.

7.7    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Georgia without regard to the conflicts of law provisions.
7.8    Dispute Resolution; Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation will be resolved solely and exclusively by final and binding arbitration in Cook County, Illinois through Judicial Arbitration and Mediation Services/Endispute (“JAMS”) before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. The arbitrator will issue a written decision that contains the essential findings and conclusions on which the decision is based.
7.9    Entire Agreement. This Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof, and supersedes all prior or contemporaneous offers, negotiations and agreements, whether written or oral, relating to such subject matter, including the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein and may not be modified or amended except in a writing signed by an officer of the Company and Executive.
(Signature Page Follows)

In Witness Whereof, the parties have executed this Agreement as of the date first written above.

ACCEL ENTERTAINMENT, INC.
By:_/s/ Derek Harmer
Name: Derek Harmer
Title: General Counsel and CCO

ACCEPTED AND AGREED:
/s/ Mark Phelan_______________________
Mark Phelan

EXHIBIT A
BULLDOG GAMING LONG TERM INCENTIVE PLAN
(ADOPTED MARCH 5, 2021)
1.    Purpose. The purpose of this Accel Entertainment, Inc. Bulldog Gaming Long-Term Incentive Plan (the “Plan”) is to provide incentives to certain individuals who provide services to Bulldog Gaming. The Board has determined that the adoption of the Plan is in the best interests of Accel Entertainment, Inc. (the “Company”) and its shareholders. Terms not otherwise defined herein are defined in Section 6 of this Plan.
2.    Administration. This Plan shall be administered by the Board.
3.    Eligibility to Participate. Each employee, consultant or advisor providing services to Bulldog Gaming (each, an “Eligible Individual”) shall be eligible to participate in the Plan if he or she is designated as a Participant in the Plan by the Board in its sole discretion. Plan terms will govern all benefits payable under the Plan.
4.    Bonus Allocation and Payment.
(a)    Bonus Pool. The Plan will operate through the establishment of a Bonus Pool, which shall be equal to fifteen percent (15%) of the Accrued Equity Value. For the avoidance of doubt, the aggregate value of the Bonus Amounts payable under the Plan, together with the aggregate value of the Bonus Amounts which do not become payable in accordance with Section 5 and which are not re-awarded in accordance with Section 4(b), shall equal the total amount of the Bonus Pool.
(b)    Allocation.
(i)    Except as otherwise set forth in Section 4(b)(ii), Interests in the Bonus Pool may be awarded at the discretion of the Board at the time of the adoption of the Plan, or later at any time prior to the Measurement Date. Each Participant shall be notified of the Interest awarded to him or her, and/or the corresponding Bonus Amount and the applicable Threshold Amount (if any), if and when awarded hereunder. The Company shall reflect the Interests granted by appropriate entries on the books of the Company. If an Interest is forfeited in accordance with Section 5, the Board shall determine in its sole discretion whether to award additional Interests in an equivalent amount.
(ii)    The Specified Individual shall be awarded an Interest of no less than 66% of the Bonus Pool and no more than 80% of the Bonus Pool, as determined by the Board in its sole discretion based on the contributions of the Specified Individual and those of the other Participants to Bulldog Gaming. The remaining Interests not awarded to the Specified Employee shall be awarded to other employees and service providers of Bulldog Gaming; provided that if an Interest is forfeited in accordance with Section 5, the Board shall determine in its sole discretion whether to grant additional Interests in an equivalent amount.
(iii)    Interests may be granted with a Threshold Amount at the discretion of the Board. The Interest awarded to the Specified Individual shall have a Threshold Amount of $0.
(c)    Form and Time of Payment. The Board shall determine the Accrued Equity Value, the Bonus Pool and the Bonus Amounts as soon as practicable following the Measurement Date. The Bonus Amounts shall be paid as soon as practicable following the date of the such determination, but in any event no later than December 31, 2025, subject to Section 5 and Section 7(c) (the date of payment, the “Payment Date”). The Board shall determine in its sole discretion whether a Bonus Amount will be paid in the form of cash or via the issuance and delivery of a number shares of the Company’s common stock having an aggregate fair market value equal to such Bonus Amount, rounded down to the nearest whole share, as determined by the Board in its sole discretion in such manner as it deems appropriate. Such shares shall be issued from the shares reserved under the Company’s Long-Term Incentive Plan, as amended from time to time. In no event will a Participant be permitted, directly or indirectly, to specify the taxable year of payment and in no event will any fractional shares or right to receive fractional shares be created pursuant to this Plan.
5.    Conditions to Payment of Bonus Amount. A Participant shall not be entitled to receive any Bonus Amount (either in whole or in part), unless the Participant is actively employed by or providing services to the Company as of the Payment Date. In addition, if requested by the Company, a Participant shall be required to enter into a written agreement with the Company evidencing his or her participation in, and agreement to be bound by the terms of, the Plan in a form acceptable to the Board (a “Bonus Agreement”), and which Bonus Agreement may contain additional service- or performance-based vesting terms.
6.    Definitions.
“Accrued Cash” means, for each of calendar years 2021, 2022, 2023 and 2024, the surplus cash from the operations of Bulldog Game (from its inception), measured as of December 31 of the applicable year.
“Accrued Equity Value” means (a) 7 times the annualized EBITDA of Bulldog Gaming over the 12 month-period ending on the Measurement Date, plus (b) the Accrued Cash as of the Measurement Date, minus (c) the amount of Accrued Intercompany Debt as of the Measurement Date, minus (d) the Aggregate Capital Return.
“Accrued Intercompany Debt” means, for each of calendar years 2021, 2022, 2023 and 2024, the aggregate contributions made by the Company or its subsidiaries to or on behalf of Bulldog Gaming for (a) operational or capital expenditures or (b) in respect of any merger, acquisition, consolidation, tender offer, purchase of assets, management acquisition agreement, or similar transaction or series of transactions involving the business of Bulldog Gaming, in each case at any time on or prior to December 31 of the applicable year (including, for the avoidance of doubt, at any time during any prior calendar year (including calendar year 2020)) that remain unsatisfied as of December 31 of the applicable year.
“Aggregate Capital Return” means the sum of the Annual Capital Return for each of calendar years 2021, 2022, 2023 and 2024.
“Annual Capital Return” means, for each of calendar years 2021, 2022, 2023 and 2024, an amount equal to eighteen percent (18%) of the excess, if any, of (a) the Accrued Intercompany Debt as of December 31 of such calendar year, over (b) the Accrued Cash as of December 31 of such calendar year. For the avoidance of doubt, the Annual Capital Return shall be $0 for any calendar year in which the Accrued Cash equals or exceeds the Accrued Intercompany Debt as of December 31 of such calendar year.
“Board” means the Board of Directors of the Company; provided that if the Board of Directors of the Company has delegated authority under the Plan to any committee thereof, the Board shall mean that committee.
“Bonus Amount” means the product of (a) the excess (if any) of the Bonus Pool over the Threshold Amount applicable to such Participant’s Interest, multiplied by (b) the portion of the Bonus Pool represented by such Participant’s Interest.
“Bonus Pool” means the maximum amount available for distribution to all Participants under this Plan.

“Bulldog Gaming” means Bulldog Gaming LLC, together with any other entities formed by the Company to serve the Class B market in the State of Georgia.
“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulations, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
“Interest” shall mean the percentage of the Bonus Pool awarded to a Participant.
“Measurement Date” means December 31, 2024.
“Participant” means an Eligible Individual selected by the Board to participate in this Plan.
“Specified Individual” means Mark Phelan.
“Threshold Amount” means an amount determined by the Board in its sole discretion and specified in a Bonus Agreement.
7.    General Provisions.
(a)    Interpretation, Amendment, or Termination of Plan.
(i)    This Plan shall be interpreted and construed by the Board and all benefit determinations, including but not limited to the determination of the Bonus Pool, the Interests and the Bonus Amounts, eligibility to participate in the Plan and eligibility to receive payment of a Bonus Amount shall be made by the Board, and all determinations or interpretations of the Board shall be final and binding on all Participants.
(ii)    The Board may amend, suspend or terminate the Plan, or any part thereof (including the Interests and Bonus Amounts), at any time prior to the Measurement Date with the written consent of the Specified Individual, except as otherwise set forth in Section 7(d) or Section 7(j). Notwithstanding the foregoing, such amendment, suspension or termination will not, without the prior written consent of a Participant, alter or impair any rights or obligations under any Interest granted to such Participant, except as otherwise set forth in Section 7(d) or Section 7(j).
(b)    No Right to Employment. This Plan does not constitute a contract of employment or impose on any employee or Participant any obligation to remain as, or become, an employee, or impose on the Company or any of its subsidiaries any obligation (i) to retain any employee or a Participant as an employee, (ii) to change the status of any employee or a Participant as an at-will employee, or (iii) to change the Company’s or such subsidiary’s policies regarding termination of employment.
(c)    Tax Consequences; Tax Withholding.
(i)    The Company or its applicable subsidiary shall have the right to withhold from any payment or other consideration otherwise payable to a Participant under this Plan as necessary to pay withholding and payroll taxes and other deductions required by law. Notwithstanding the foregoing, regardless of any action taken by the Company or its applicable subsidiary, each Participant shall be responsible for the payment of all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items relating to such Participant’s participation in the Plan and legally applicable to such Participant (“Tax-Related Items”), which may exceed the amount actually withheld by the Company or its applicable subsidiary.

(ii)    Prior to any relevant taxable or tax withholding event, as applicable, each Participant agrees to make adequate arrangements satisfactory to the Company and/or its applicable subsidiary to satisfy all Tax-Related Items. In this regard, each Participant authorizes the Company and/or its applicable subsidiary, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) withholding from a Participant’s wages or other cash compensation paid to such Participant by the Company and its applicable subsidiary; (2) withholding from proceeds of the sale of shares acquired upon payment of a Bonus Amount either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent); (3) withholding in shares to be issued upon payment of a Bonus Amount; (4) Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or (5) any other arrangement approved by the Board and permitted by applicable laws. However, if Participant is a Section 16 officer of the Company under the Securities Exchange Act of 1934, as amended, then the Board shall establish the method of withholding from alternatives (1)-(5) herein prior to the Tax-Related Items withholding event.
(iii)    Depending on the withholding method, the Company or its applicable subsidiary may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other withholding rates, including maximum applicable rates, in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the common stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, Participant will be deemed to have been issued the full number of shares, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items.
(iv)    Each Participant agrees to pay to the Company or its applicable subsidiary any amount of Tax-Related Items that the Company or its applicable subsidiary may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares or the proceeds of the sale of shares if a Participant fails to comply with his or her obligations in connection with the Tax-Related Items
(d)    Non-Assumption; Failure to Administer. Notwithstanding any term of this Plan to the contrary, in the event the acquiring, surviving or resulting company, or any other successor entity to the Company, in any change in control of the Company does not agree to assume this Plan and to administer this Plan in accordance with its terms following such change in control, all Bonus Amounts shall be paid by the Company to the Participants upon the closing of such change in control, in such amount as determined by the Board in its sole discretion in such manner as it deems appropriate.
(e)    Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by email or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to a Participant at his or her address as listed in the Company’s payroll records.
(f)    Severability. Whenever possible, each provision of this Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Plan will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

(g)    Complete Agreement. Except to the extent expressly otherwise provided herein, this Plan, together with the respective Bonus Agreement executed by each Participant (if so required by the Board in accordance with Section 5), constitutes the entire agreement between each such Participant and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to the subject matter herein. It is entered into without reliance on any promise or representation other than those expressly contained herein.
(h)    Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
(i)    Successors and Assigns. This Plan is intended to bind and inure to the benefit of and be enforceable by each Participant and the Company, and their respective successors, assigns, heirs, executors, and administrators; provided, however, that a Participant may not assign any of his or her duties hereunder and he or she may not assign any of his or her rights hereunder (including the right to receive a Bonus Amount) without the express written consent of the Company.
(j)    Section 409A. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). The Company may amend the Plan, including with respect to the payment of any Bonus Amounts, to the extent necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Participant under Section 409A of the Code and any Treasury Regulations and Internal Revenue Service guidance thereunder. To the extent any nonqualified deferred compensation subject to Section 409A of the Code payable to a Participant hereunder could be paid in one or more taxable years depending upon Participant completing certain employment-related actions (such as returning an effective release), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A of the Code. The Company makes no representations or warranties with respect to the tax consequences (including, without limitation, under Section 409A of the Code) of any payment or any other consideration provided to Participant or made on his/her behalf under the terms of this Plan, and the Participant shall be solely responsible for the same. Notwithstanding anything to the contrary in this Plan, Participants acknowledge and agree that the Company is under no express or implied duty or obligation to design or administer this Plan in a tax efficient manner.
(k)    Choice of Law. All questions concerning the construction, validity and interpretation of this Plan will be governed by the laws of the State of Georgia, exclusive of the conflict of laws provisions thereof.
(l)    No Prior Funding. No amounts payable under this Plan shall actually be funded, set aside or otherwise segregated from the general assets of the Company prior to payment. The obligation to pay the benefits hereunder shall at all times be an unfunded and unsecured obligation of the Company and be paid out of the general assets of the Company.
(m)    No Liability. To the fullest extent permitted by law, no member of the Board and no officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to such person’s own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Company.
(n)    ERISA Not Applicable. The Plan is a bonus program and not an “employee pension benefit plan” or “pension plan” subject to the application of the federal Employee Retirement Income Security Act, as amended, as provided in U. S. Department of Labor regulations, including in 29 C.F.R. Section 2510.3-2(c).
(o)    No Stockholder Rights; No Dividend Equivalents. Interests granted hereunder shall be used solely as a devise for the measurement and determination of certain amounts to be paid to Participants as provided herein, and shall not constitute or be treated as property or as a form of equity or security or derivative security of the Company, Bulldog Gaming or any of their respective affiliates, or any other entity, unless and until a Bonus Amount is paid via the issuance and delivery of shares of the Company’s common stock as set forth in Section 4(d). In the event that the Board determines to pay any Bonus Amounts via the issuance and delivery of shares of the Company’s common stock in accordance with Section 4(c), the applicable Participant shall have no ownership of the such shares and shall have no right to dividends to vote such shares, unless and until such time as shares are so issued and delivered, and no cash dividends or dividend equivalents, if any, shall be credited to such Participant.